Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 13, 2020 which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Shamrock Upstream Energy LLC, and the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement on Form S-3.

/s/ RBSM LLP

New York, New York

April 26, 2021